EXHIBIT 5.1

SHUMAKER, LOOP & KENDRICK, LLP

ATTORNEYS AT LAW

BANK OF AMERICA PLAZA, SUITE 2800

101 EAST KENNEDY BOULEVARD

TAMPA, FLORIDA 33602

(813) 229-7600

FAX (813) 229-1660

_______

MAILING ADDRESS:

POST OFFICE BOX 172609

TAMPA, FLORIDA 33672-0609

December 21, 2015

Alico, Inc.
10070 Daniels Interstate Court
Fort Myers, Florida 33913

RE:         Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Alico, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to a total of 1,250,000 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), issuable upon exercise of stock options or otherwise in connection with grants of equity-based awards under the Company’s Stock Incentive Plan of 2015 (the “Plan”) .

In connection with this opinion, we reviewed such other agreements, corporate records, records of public officials and other documents (including the written document constituting the Plan, the Registration Statement and the Company’s certificate of incorporation and bylaws as currently in effect) (collectively, the “Documents”), and we have made such investigations of law, as we have deemed relevant and necessary for purposes of this opinion.

In rendering this opinion, we have, with the Company’s consent assumed (i) the genuineness of all signatures and the authority of all persons signing all Documents on behalf of the parties thereto; (ii) the authenticity of all Documents submitted to us as originals; (iii) the conformity to authentic original documents of all Documents submitted to us as emails, photo stated or certified copies; and (iv) that the Plan will continue to be effective at the time that the Common Stock will be issued and delivered. In addition, in rendering this opinion, we have, with the Company’s consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. We have also reviewed such matters of law as we have deemed necessary for purposes of rendering this opinion.

We are members of the Bar of the State of Florida and we express no opinion as to the applicability of, compliance with, or effect of the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of Florida and the Florida Business Corporation Act.

Based on the foregoing and subject to the qualifications and limitations set forth herein, it is our opinion that upon issuance and delivery pursuant to the terms and conditions set forth in the Registration Statement, the prospectus delivered to participants in the Plan and the Plan, the Common Stock will be legally issued, fully paid and nonassessable.

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Common Stock and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinions expressed herein.

Very truly yours,

/s/ Shumaker, Loop & Kendrick, LLP

Shumaker, Loop & Kendrick, LLP

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